                                                     Free Writing Prospectus
                                                     Filed Pursuant to Rule 433
                                                     Registration No. 333-168518

*NEW ISSUE* $920.78mm Hyundai Auto Receivables Trust (HART) 2011-A
**PRICED**

JOINT LEADS: RBS(str), JPM, Barc
CO-MANAGERS: C, HSBC
=============================================================================
Cl $Sze-mm WAL  M/S*    WIN    E.FIN L.FIN BNCH SPD YLD     CPN     $PX
A1 228.000 0.32 P1/A1+  1-7    9/11   2/12 IntL  -2 0.31830 0.31830 100-00
A2 263.000 1.10 Aaa/AAA 7-19   9/12  11/13 EDSF  20 0.697   0.690   99.99342
A3 247.000 2.20 Aaa/AAA 19-34 12/13   4/15 ISWP  23 1.170   1.160   99.98442
A4 116.600 3.28 Aaa/AAA 34-44 10/14  12/15 ISWP  33 1.792   1.780   99.98287
B   34.030 3.91 Aa2/AA  44-49  3/15   4/16 ISWP  70 2.467   2.450   99.98334
C   32.150 4.25 A3/A    49-51  5/15   6/17 ISWP 110 3.021   3.000   99.99110
=============================================================================
*Expected ratings

BILL & DELIVER          : RBS
EXPECTED SETTLEMENT DATE: January 27, 2011
FIRST PAYMENT DATE      : March 15, 2011
PRICING SPEED           : 1.30% ABS @ 5% Clean-up Call
OFFERING TYPE           : Public
BBERG TICKER            : HART 2011-A
ERISA ELIGIBLE          : Yes
IMPORTANT NOTICE
The issuer has filed a registration statement (including a base prospectus) with the SEC for the offering to which this free writing prospectus relates. Before you invest in this offering, you should read the base prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov
<http://www.sec.gov/>. Alternatively, RBS will arrange to send you the base prospectus at no charge if you request it by calling 1-866-884-2071 or emailing
offeringmaterials@rbs.com